Mail Stop 3628
                                                              September 11,
2020


    Daniel Vinson
    Chief Executive Officer
    Barclays Commercial Mortgage Securities LLC
    c/o Wells Fargo Bank, NA
    9062 Old Annapolis Road
    Columbia, Maryland 21045

            Re:   BBCMS Mortgage Trust 2019-C4
                  Form 10-K for Fiscal Year Ended December 31, 2019 Filed March 23, 2020
                  File No. 333-226850-03

    Dear Mr. Vinson:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                              Sincerely,

                                                              /s/ Arthur C.
Sandel

                                                              Arthur C. Sandel
                                                              Special Counsel
                                                              Office of
Structured Finance


    cc:     Anna Glick, Esq., Cadwalader, Wickersham & Taft LLP
            Kate Foreman, Esq., Cadwalader, Wickersham & Taft LLP